Exhibit 99.2

DCP Midstream, LP Announces Redemption of 9.75% Senior Notes due 2019

DENVER, July 10, 2018 (GLOBE NEWSWIRE)--DCP Midstream, LP (NYSE: DCP) (the “Partnership”) announced today that its wholly owned subsidiary, DCP Midstream Operating, LP (the “Operating Partnership”), plans to redeem all of its 9.75% senior notes due March 15, 2019 (CUSIP Nos.: 23311R AC0 and U24019 AC2) (the “2019 Notes”), of which an aggregate principal amount of $450 million is outstanding, subject to the receipt by the Trustee of the 2019 Notes of funds sufficient to pay the amounts due in the redemption. The Operating Partnership intends to pay for the redemption of the 2019 Notes using the proceeds from a concurrent offering of $500 million of the Operating Partnership’s senior notes due 2025.

The aggregate redemption price for the 2019 Notes will equal the sum of the present values of the principal amount of the 2019 Notes to be redeemed and the remaining scheduled payments of interest thereon (exclusive of interest accrued to the redemption date) from the redemption date to the respective scheduled payment dates discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the 2019 Notes) plus 75 basis points, plus accrued and unpaid interest on the principal amount of the 2019 Notes being redeemed to, but excluding, the redemption date.

The Bank of New York Mellon Trust Company, N.A. serves as Trustee of the 2019 Notes and is also the Paying Agent with respect to the redemption of the 2019 Notes. The 2019 Notes are expected to be redeemed approximately 30 days after the Trustee provides notices of redemption to all registered holders of the 2019 Notes. The 2019 Notes must be surrendered to the Paying Agent on or before the Redemption Date to collect the Redemption Price on the Redemption Date. The Paying Agent’s address is:

The Bank of New York Mellon Trust Company, N.A.

111 Sanders Creek Parkway

East Syracuse, New York 13057

Attention: Global Corporate Trust

Beneficial holders of the 2019 Notes with questions about the redemption should contact their respective brokerage firm or financial institution holding interests in the 2019 Notes on their behalf.

This press release does not constitute an offer to purchase or redeem, or a solicitation of an offer to sell, the 2019 Notes.

ABOUT DCP MIDSTREAM, LP

DCP Midstream, LP (NYSE: DCP) is a midstream master limited partnership headquartered in Denver, Colorado, with a diversified portfolio of gathering and processing assets in addition to logistics and marketing assets. DCP is one of the largest natural gas liquids producers and marketers and one of the largest natural gas processors in the U.S. The owner of DCP’s general partner is a joint venture between Enbridge and Phillips 66. For more information, visit the DCP Midstream, LP website at www.dcpmidstream.com.

This press release includes forward-looking statements as defined under the federal securities laws, including statements regarding the conditional redemption of the 2019 Notes, the expected source of proceeds for financing the redemption and other aspects of the redemption. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond the control of the Partnership or the Operating Partnership. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the actual results of the Partnership and the Operating Partnership may vary materially from what management anticipated, estimated, projected or expected.

Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The statements herein speak only as of the date of this press release. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

DCP Midstream, LP

Investor Relations:

Irene Lofland

(303) 605-1822

Source: DCP Midstream, LP